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                                                                     EXHIBIT 5.1

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202-4497


                                    June 8, 1999


Plexus Corp.
55 Jewelers Park Drive
P.O. Box 156
Neenah WI 54956

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Plexus Corp. ("Plexus") on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 2,718,275 shares of Plexus common stock, $.01 par value (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of March 16, 1999 (the "Merger Agreement"), by and among Plexus, SeaMED Corporation ("SeaMED"), and PS Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of Plexus, providing for the statutory merger of Acquisition with and into SeaMED (the "Merger").

         We have examined: (i) the Registration Statement; (ii) Plexus' Restated Articles of Incorporation and Restated Bylaws, as amended to date; (iii) the Merger Agreement, which is attached as an appendix to the Proxy Statement/Prospectus contained in the Registration Statement; (iv) corporate proceedings of Plexus and Acquisition relating to the Merger Agreement and the transactions contemplated thereby; and (v) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion. Based on the foregoing, it is our opinion that:

         1. Plexus is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.


         2. When (a) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have become effective under the Act, (b) the Merger Agreement and the issuance of the Shares pursuant thereto shall have been duly approved by the shareholders of SeaMED, as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary regulatory approvals required to consummate the Merger,
             (d) the Merger shall have been duly consummated in accordance with the terms of the Merger Agreement and the laws of the States of Washington and Wisconsin, and (e) up to 2,718,275 Shares have been issued in accordance with the provisions of the Merger Agreement, such Shares will have been validly issued and will be fully paid and nonassessable, subject to the personal liability imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees


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Plexus Corp.


June 8, 1999
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             and Bartenders International Union v. Wilson Street East Dinner
             Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023). The Wilson Street East decision was overruled on other grounds in State v. Richard Knutson, Inc., 191 Wis.2d 395, 528 N.W.2d 430 (1995).

         We have not passed upon the actions of the Board of Directors of SeaMED to authorize the consummation of the Merger, and have assumed that all necessary action has been taken.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                     Very truly yours,

                                     /s/ Quarles & Brady LLP

                                     QUARLES & BRADY LLP